UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2005

PepsiCo, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-1183	13-1584302
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Anderson Hill Road, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-253-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information in Exhibit 99.1 is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 3, 2005, North Carolina enacted amendments to its Business Corporation Act, which become effective on October 1, 2005. In order to conform PepsiCo’s By-laws to the amended North Carolina statute, the Board of Directors approved amended By-laws effective as of October 1, 2005 to: (i) clarify that notice of a shareholders’ meeting is not required to be given to a shareholder in certain circumstances where previous notice or dividend payments to the shareholder have been returned as undeliverable; (ii) remove the limitation formerly imposed by North Carolina law that the size of the Board not be increased or decreased by more then thirty percent in any twelve month period; (iii) clarify the ability of the Board and the committees to take action via written consent without a meeting, if, before or after such action, unrevoked written consents thereto are signed by all members of the Board or the applicable committee; (iv) provide that any committee of the Board may have one or more members, except any executive committee, which must have three or more members and (v) clarify that any officer who was appointed by either a committee or another officer may be removed by such committee or officer. In addition, the amended By-laws clarify that a Vice Chairman is not mandatory, but may be appointed by the Board from time to time with such duties as the Board may determine.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiCo, Inc.

September 16, 2005	By:	/s/ Robert E. Cox

Name: Robert E. Cox
Title: Vice President, Deputy General Counsel and Assistant Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by PepsiCo, Inc., dated September 16, 2005.